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                                                                      EXHIBIT 21

            SUBSIDIARIES OF HEALTHDYNE INFORMATION ENTERPRISES, INC.

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
                                                  STATE OF                NAME(S) UNDER WHICH
                 SUBSIDIARY                    INCORPORATION           SUBSIDIARY DOES BUSINESS
- ---------------------------------------------  --------------    -------------------------------------
Healthcare Communications, Inc...............      Texas         Healthcare Communications, Inc.
Integrated Healthcare Solutions, Inc.........     Georgia        Integrated Healthcare Solutions, Inc.
DataView Imaging International, Inc..........     Georgia        DataView Imaging International, Inc.
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